Exhibit 99.1

	Contacts:	NEWS RELEASE
Eric Wingerter, Acting CFO
Newpark Resources, Inc.
713-621-9547
FOR IMMEDIATE RELEASE
Ken Dennard / Jack Lascar
DRG&E / 713-529-6600

NEWPARK RESOURCES TO SHUT DOWN THE OPERATIONS
OF NEWPARK ENVIRONMENTAL WATER SOLUTIONS

Company expects to take a $20 million non-cash impairment charge during the third quarter of 2006 and to record severance and other exit costs of $4.0 - $4.5 million as incurred;
Closure to result in estimated cash savings of approximately $5.0 million per year after closure costs, based on July 2006 results

          METAIRIE, LA – August 30, 2006 — Newpark Resources, Inc. (NYSE: NR) (“Newpark”) announced today that it plans to shut down the operations of Newpark Environmental Water Solutions, LLC, (“NEWS”) and dispose of or redeploy all of the assets used in connection with its operations.

          NEWS was formed in early 2005 to commercialize in the United States and Canada a proprietary and patented water treatment technology owned by a Mexican company.  This new technology uses principles of sonochemistry to remove dissolved solids from wastewater.

          Paul Howes, President and Chief Executive Officer of Newpark, commented, “Based on our ongoing assessment of our portfolio of assets, we have determined that the technology behind NEWS is not currently commercially viable.  As a result, we are not willing to commit further resources to this venture. Based on the losses incurred by NEWS to date and the prospect that the business will continue to incur substantial losses combined with the fact that NEWS is not part of our strategic direction going forward, we have decided to exit this business.”

          In connection with the shut down of the NEWS operations, Newpark currently expects to record a non-cash pre-tax impairment charge of approximately $20.0 million in the third quarter of 2006 against the assets attributable to the water treatment business.  This estimated impairment charge relates to the write-down of investments in property, plant and equipment of approximately $18.0 million and advances and other capitalized costs associated with certain agreements of approximately $2.0 million.

          In addition, Newpark expects to incur pre-tax cash charges for severance and other exit costs in the range of $4.0 million to $4.5 million. These cash charges will be expensed as incurred, with the majority of these costs expected to be incurred in 2006 and 2007.

          By shutting down the operations of NEWS at this time, Newpark believes that it will avoid substantial continuing losses and negative operating cash flows related to this business, once all exit costs are incurred.  Excluding depreciation, the operating loss for NEWS during the first six months of 2006 was approximately $2.0 million and for the month of July 2006 was approximately $450,000.   Newpark expects to begin facilities shut down mid-September and start the site closure process as soon as all existing projects have been completed.  In addition, Newpark is beginning the process of exploring possible sale of existing equipment and facilities.

          Newpark Resources, Inc. is a worldwide provider of drilling fluids, environmental waste treatment solutions, and temporary worksites and access roads for oilfield and other commercial markets.  For more information, visit our website at www.newpark.com.

Forward-looking Statements

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act that are based on management’s current expectations, estimates and projections. All statements that address expectations or projections about the future, including statements about Newpark’s strategy for growth, product development, market position, expected expenditures and financial results are forward-looking statements. Some of the forward-looking statements may be identified by words like “expects,” “anticipates,” “plans,” “intends,” “projects,” “indicates,” and similar expressions. These statements are not guarantees of future performance and involve a number of risks, uncertainties and assumptions. Many factors, including those discussed more fully elsewhere in this release and in documents filed with the Securities and Exchange Commission by Newpark, particularly its latest Annual Report on Form 10-K, as well as others, could cause results to differ materially from those stated. These factors include, but are not limited to, the results of the internal investigation into accounting matters by Newpark’s Audit Committee; the successful redemption of Newpark’s 8 5/8% Senior Subordinated Notes using proceeds from its new Term Loan Facility; changes in the laws, regulations, policies and economic conditions, including inflation, interest and foreign currency exchange rates, of countries in which Newpark does business; competitive pressures; successful integration of structural changes, including restructuring plans, acquisitions, divestitures and alliances; cost of raw materials, research and development of new products, including regulatory approval and market acceptance; and seasonality of sales of agricultural products.  Newpark’s filings with the Securities and Exchange Commission can be obtained at no charge at www.sec.gov, as well as through our website at www.newpark.com.

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